EXECUTION VERSION


                          FIRST SUPPLEMENTAL INDENTURE

                          Dated as of February 6, 2002

                                     to the

                                MASTER INDENTURE

                          Dated as of February 6, 2002

                                     among

                             ARCEL FINANCE LIMITED,
                                   as Issuer

                             ARACRUZ TRADING S.A.,
                           as Seller and as Servicer

                             ARACRUZ CELULOSE S.A.,
                                   as Parent

                       LASALLE BANK NATIONAL ASSOCIATION
                              as Collection Agent

                             THE BANK OF NEW YORK,
        as Trustee, Registrar, Transfer Agent and Principal Paying Agent

                                      and

                      THE BANK OF NEW YORK, LONDON BRANCH,
                             as London Paying Agent

                                 US$250,000,000
                                 Arcel Finance
                      5.984% Senior Secured Notes due 2009


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                               Table of Contents
                                                                            Page
                                   ARTICLE I
                        CREATION OF THE SERIES OF NOTES

SECTION 1.01. Designation.....................................................2
SECTION 1.02. Definitions.....................................................2

                                   ARTICLE II

                        THE 2009 NOTES; PARENT GUARANTEE

SECTION 2.01. The 2009 Notes .................................................8
SECTION 2.02. Parent Guarantee................................................9

                                  ARTICLE III
                       PAYMENT OF INTEREST AND PRINCIPAL

SECTION 3.01. Calculation of Interest........................................10
SECTION 3.02. Payments ......................................................10

                                   ARTICLE IV
                                CERTAIN ACCOUNTS

SECTION 4.01. Paying Agent Account ..........................................11
SECTION 4.02. Reserve Account ...............................................11

                                   ARTICLE V
                             ENHANCEMENT AGREEMENT

SECTION 5.01. Enhancement Agreement..........................................15
SECTION 5.02. The Enhancer as Controlling Party..............................15
SECTION 5.03. Access to Information..........................................15

                                   ARTICLE VI
                      PAYMENTS AND REPORTS TO NOTEHOLDERS

SECTION 6.01. Priority of Payment on Payment Dates...........................16
SECTION 6.02. Priority of Payment on Payment Dates Following the Occurrence
                of an Early Amortization Event. .............................16
SECTION 6.03. Priority of Payment on Payment Dates Following the
                Occurrence of an Accelerated Amortization Event..............17


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SECTION 6.04. Method of Payment .............................................18
SECTION 6.05. Annual Noteholders' Statement..................................18
SECTION 6.06. Receivables Report ............................................19

                                  ARTICLE VII
           EARLY AMORTIZATION EVENTS; ACCELERATED AMORTIZATION EVENTS

SECTION 7.01. Early Amortization Events......................................20
SECTION 7.02. Accelerated Amortization Events ...............................21

                                  ARTICLE VIII
                                   REDEMPTION

SECTION 8.01. Optional Redemption............................................24
SECTION 8.02. Notice of Optional Redemption. ................................24
SECTION 8.03. Selection of 2009 Notes to Be Redeemed in Part ................25
SECTION 8.04. Rights of Noteholders Following Optional Redemption. ..........26
SECTION 8.05. Payments Following Optional Redemption.........................26

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS
SECTION 9.01. Ratification of Master Indenture...............................28
SECTION 9.02. Counterparts...................................................28
SECTION 9.03. Limitation on Responsibility of the Trustee,
                Paying Agent and Registrar ..................................28
SECTION 9.04. Limited Recourse to the Issuer.................................28
SECTION 9.05. Notices........................................................28


EXHIBIT A Schedule of Payments
SCHEDULE I Form of Restricted Global 2009 Note
SCHEDULE II Form of Regulation S Global 2009 Note
SCHEDULE III Form of Restricted Definitive 2009 Note

                                       ii
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     FIRST SUPPLEMENTAL INDENTURE, dated as of February 6, 2002 (the "First
Supplemental Indenture"), among ARCEL FINANCE LIMITED, a Cayman Islands company, as Issuer (the "Issuer"), ARACRUZ TRADING S.A., a Panamanian corporation (the "Company"), as Seller (in such capacity, the "Seller") and as Servicer (in such capacity, the "Servicer"), ARACRUZ CELULOSE S.A., a Brazilian corporation (the "Parent"), LASALLE BANK, NATIONAL ASSOCIATION, as Collection Agent (the "Collection Agent"), THE BANK OF NEW YORK, as Trustee, Registrar, Transfer Agent and Principal Paying Agent (the "Trustee") and THE BANK OF NEW YORK, LONDON BRANCH, as London Paying Agent (the "London Paying Agent" and, with the Trustee and each other Paying Agent named hereunder, the "Paying Agents").

     WHEREAS, the Issuer, the Seller and Servicer, the Parent, the Collection Agent and the Trustee have heretofore executed and delivered a Master Indenture, dated as of the date hereof, (the "Master Indenture" and, together with this First Supplemental Indenture, the "Indenture"), providing for the issuance by the Issuer from time to time of its collateralized export notes to be issued in one or more series; and

     WHEREAS, the Issuer, under the provisions of the Master Indenture, has duly determined to make, execute and deliver to the Trustee this First Supplemental Indenture to the Master Indenture in order to establish the form and terms of, and to provide for the creation and issue of, a series of notes designated as the "Arcel Finance 5.984% Senior Secured Notes due 2009" (the "2009 Notes") in the aggregate principal amount of US$250,000,000; and

     WHEREAS, all things necessary to make the 2009 Notes, when executed by the Issuer and authenticated and delivered by the Trustee and issued upon the terms and subject to the conditions hereinafter and in the Indenture set forth against payment therefor, the valid, binding and legal obligations of the Issuer and to make this First Supplemental Indenture a valid, binding and legal agreement of the Issuer, have been done;

     NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH that, in order to establish the terms of a Series of notes designated as the "Arcel Finance 5.984% Senior Secured Notes due 2009", and for and in consideration of the premises and of the covenants contained in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

                                   ARTICLE I

                        CREATION OF THE SERIES OF NOTES

     SECTION 1.01. Designation. (a) There is hereby created a Series of notes to be issued pursuant to the Master Indenture and this First Supplemental Indenture to be known as the "ARCEL Finance 5.984% Senior Secured Notes due 2009".

     (b) In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Master Indenture, the terms and provisions of this First Supplemental Indenture shall govern.

     SECTION 1.02. Definitions. (a) Each capitalized term that is used herein and is defined in the Master Indenture shall have the meaning specified in the Master Indenture unless such term is otherwise defined herein.

     (b) Whenever used in this First Supplemental Indenture, the following words and phrases shall have the following meanings:

     "2009 Note" has the meaning set forth in the recitals hereof.

     "Accelerated Amortization Event" has the meaning set forth in Section 7.02 hereof.

     "Acceleration Notice" has the meaning set forth in Section 6.03(a) hereof.

     "Additional Amounts" means:

     (a) all costs, expenses, taxes, fees and indemnities payable by the Issuer, the Servicer, the Seller or the Parent to any person in respect of the 2009 Notes (or attributable to Issuer as provided in the next-following sentence) under or with respect to the Master Indenture, any Supplemental Indenture, the Receivables Purchase Agreement, the Parent Guarantee and the Enhancement Agreement, including, without limitation,

          (i) all indemnified amounts and other indemnities payable under the Master Indenture, any Supplemental Indenture and the Receivables Purchase Agreement (including amounts payable with respect to any applicable withholding taxes),

          (ii) all amounts of interest and principal due and payable but unpaid with respect to any previous Collection Period pursuant to the Master Indenture or any Supplemental Indenture,

          (iii) the costs, expenses and draws payable under the Master Indenture, any Supplemental Indenture, the Enhancement Agreement and the Receivables Purchase Agreement and costs, expenses and draws payable under the Insurance Agreement,

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

          (iv) all expenses, taxes, fees and indemnities payable by the Parent under the Parent Guarantee, and

          (v) all costs and expenses of the Trustee under the Indenture; and

     (b) any amount due to the Collection Agent pursuant to Section 3.07 of the Collection Agency Agreement that is attributable to the 2009 Notes as provided in the nextfollowing sentence, but excluding the principal of, premium, if any, and interest on the 2009 Notes. For any Additional Amount described in clause
(a) that is attributable to the Issuer generally and any amount described in clause (b), the portion thereof attributable to the 2009 Notes will equal such Additional Amount, multiplied by a fraction, the numerator of which is the aggregate principal amount of the 2009 Notes outstanding as of the first day of the Collection Period in which such Additional Amount first became due and payable and the denominator of which is the aggregate principal amount of all the 2009 Notes as of such day.

     "Adjusted Required Amount" means the amount equal to the sum of: (i) the aggregate outstanding principal amount of the 2009 Notes, (ii) the aggregate accrued and unpaid interest then due on the 2009 Notes, and all interest to accrue through the date on which the principal of, and interest on, the 2009 Notes is paid in full, and (iii) any and all Additional Amounts then due and payable by the Seller, the Issuer, the Servicer or the Parent in respect of the 2009 Notes and any and all Additional Amounts to accrue in respect of the 2009 Notes through the date on which all amounts due with respect to the 2009 Notes are paid in full.

     "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purpose of this definition, "control" when used with respect to any specified person means the power to (i) direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise or
(ii) vote 25% or more of the securities having ordinary voting power for the election of directors of such person.

     "Beneficial Owner" means the owner of a beneficial interest in a 2009 Note.

     "Closing Date" means February 6, 2002.

     "Collection Agent" has the meaning set forth in the preamble hereof.

     "Company" has the meaning set forth in the preamble hereof.

     "Consolidated Net Earnings" means, at any date of determination, the net earnings, excluding extraordinary items, of the Parent and its consolidated subsidiaries as set forth on the most recently available year-end consolidated statements of operations of the Parent, stated in U.S. dollars and prepared in accordance with U.S. GAAP.

     "Consolidated Net Worth" means, at any date of determination, the stockholders' equity less goodwill and other intangible assets as set forth on the most recently available quarterly or year-end consolidated balance sheets of the Parent, stated in U.S. dollars and prepared in accordance with U.S. GAAP.

     "Determination Date" has the meaning set forth in Section 24(f) of the Master Indenture.

     "DTC" means The Depository Trust Company.

     "DTC Letter of Representations" means the agreement among the Depositary, the Issuer and the Trustee, dated the Closing Date, which sets forth the method of effecting book-entry transfers of 2009 Notes distributed through the Depositary and certain related matters.

     "DTC Participants" means persons who have accounts with DTC.

     "Early Amortization Event " has the meaning set forth in Section 7.01 hereof.

     "Enhancement Agreement" has the meaning set forth in Section 5.01 hereof.

     "Enhancer" means XL Capital Assurance Inc. and its successors.

     "Excess Collections " has the meaning set forth in Section 10(b) of the Master Indenture.

     "Final Payment Date" means February 1, 2009 or, if such day is not a Business Day, then the next succeeding Business Day.

     "First Supplemental Indenture" has the meaning set forth in the preamble hereof.

     "Fitch" means Fitch, Inc. and its successors.

     "Fixed Rate Coupon" means a rate per annum equal to 5.984%.

     "Global 2009 Note" has the meaning set forth in Section 2.01(a) hereof.

     "Indebtedness" of any person means, without duplication, all indebtedness of such person for borrowed money, all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, all capital lease obligations of such person, all obligations of such person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements and all guarantee obligations of such person in respect of obligations of the kind referred to herein, in each case determined in accordance with U.S. GAAP.

     "Indemnity Agreement" means the Indemnity Agreement, dated February 6, 2002, among the Enhancer, the Parent, the Company and the Initial Purchaser.

     "Indenture" has the meaning set forth in the recitals hereof.

     "Initial Principal Balance" means the aggregate initial principal amount of the 2009 Notes on the Closing Date, which is US$250,000,000.

     "Initial Purchaser" means Salomon Smith Barney Inc.

     "Insolvency Event" means proceedings are initiated against the Issuer, the Company or the Parent, as the case may be, under any applicable liquidation, insolvency, composition, reorganization or any other similar laws, or an application is made for the appointment of an administrative or other receiver, manager or administrator, or any such or other similar official is appointed, in relation to the Issuer, the Company or the Parent, as the case may be, or in relation to the whole or a part of the undertakings or assets of the Issuer, the Company or the Parent, as the case may be; provided that this paragraph shall not apply to any proceedings against the Issuer, the Company or the Parent, where the Issuer, the Company or the Parent, as applicable, can demonstrate that any such proceedings are being contested by the Issuer, the Company or the Parent, as the case may be, in good faith, diligently and by appropriate proceedings in a competent court.

     "Issuer" has the meaning set forth in the preamble hereof.

     "Master Indenture" has the meaning set forth in the recitals hereof.

     "Moody's" means Moody's Investors Service and its successors.

     "Net Debt/Capitalization Ratio" means, as of the date of determination, the ratio of (i) Total Net Debt to (ii) total Indebtedness plus the Consolidated Net Worth of the Parent on the last day of the immediately preceding calendar quarter.

     "Noteholders" means the registered holders of the 2009 Notes.

     "Optional Redemption" has the meaning set forth in Section 8.01 hereof.

     "Optional Redemption Certificate" has the meaning set forth in Section 8.02(a) hereof.

     "Optional Redemption Premium" means an amount equal to the excess, if any, of (a) the present value of the future principal and interest payments scheduled on the 2009 Notes discounted at a rate equal to the bid-side yield, determined at 11:00 a.m. (New York City time) on the fourth Business Day prior to the date of the scheduled redemption (as specified in the Indenture and the Receivables Purchase Agreement), as indicated on Telerate page 500, of the actively traded U.S. Treasury Note with a remaining maturity closest to the remaining weighted average life of the 2009 Notes based on the remaining scheduled principal payments plus 25 basis points over (b) the remaining principal amount of the 2009 Notes.

     "Parent" has the meaning set forth in the preamble hereof.

     "Parent Guarantee" has the meaning set forth in Section 2.02 hereof.

     "Paying Agent Account" means each of the non-interest bearing segregated trust account and related sub-accounts established and maintained by and with the Trustee for the benefit of the Noteholders pursuant to Section 4.01 hereof.

     "Principal Balance" means, when used with respect to any date, an amount equal to the Initial Principal Balance minus the aggregate amount of payments of principal to the Noteholders from time to time on or prior to such date; provided, however, that the "Noteholders Principal Balance" shall not be reduced by any amount of such payments if at any time such payment to the Noteholders is rescinded or must otherwise be returned for any reason.


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

     "Rating Agency" means each of Moody's, Standard & Poor's and Fitch.

     "Redemption Date" has the meaning set forth in Section 8.01 hereof.

     "Redemption Price" for the 2009 Notes to be redeemed shall be equal to the principal amount thereof plus the Optional Redemption Premium, together with Additional Amounts, if any, due but unpaid at the Redemption Date.

     "Regulation S Global 2009 Note" has the meaning set forth in Section 2.01(a) hereof.

     "Required Reserve Amount" means: (i) for the period beginning on the Closing Date and ending on the second Business Day immediately preceding the 21st Payment Date an amount equal to the scheduled interest payable on the 2009 Notes with respect to the next three (3) succeeding Collection Periods; and (ii) for the period beginning on the Business Day immediately preceding the 21st Payment Date and continuing so long as any of the 2009 Notes remain outstanding, an amount equal to scheduled interest payable on the 2009 Notes with respect to the next three (3) succeeding Collection Periods plus three times the amount of scheduled principal next payable but unpaid with respect to the 2009 Notes.

     "Reserve Account" has the meaning specified in Section 4.02(a) hereof.

     "Restricted Definitive 2009 Note" has the meaning set forth in Section 2.01(a) hereof.

     "Restricted Global 2009 Note" has the meaning set forth in Section 2.01(a) hereof.

     "Seller" has the meaning set forth in the preamble hereof.

     "Series" has the meaning set forth in Section 1(a) of the Master Indenture.

     "Series' Interest Percentage" has the meaning set forth in Section 8 of the Master Indenture.

     "Servicer" has the meaning set forth in the preamble hereof.

     "Servicer Optional Redemption Certificate" has the meaning set forth in
Section 8.02(a) hereof.

     "Standard & Poor's" means Standard & Poor's Rating Service and its successors.

     "Total Net Debt" means the aggregate principal amount of Indebtedness of the Parent and its consolidated subsidiaries, at the last day of any calendar quarter, less cash and readily marketable securities on such date.

     "Trustee" has the meaning set forth in the preamble hereof.

     All capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Master Indenture. Each capitalized term defined herein shall relate only to the 2009 Notes and no other Series of notes issued by the Issuer. The definitions used herein and in the Master Indenture are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

     The words "hereof", "herein" and "hereunder" and words of similar import when used in this First Supplemental Indenture shall refer to this First Supplemental Indenture as a whole and not to any particular provision of this First Supplemental Indenture; references to any Article, Section or Exhibit are references to Articles, Sections and Exhibits in or to this First Supplemental Indenture unless otherwise specified; and the term "including" means "including without limitation".


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

                                   ARTICLE II

                        THE 2009 NOTES; PARENT GUARANTEE

     SECTION 2.01. The 2009 Notes. (a) 2009 Notes offered and sold outside the United States to non-U.S. persons in offshore transactions will be sold in reliance upon Regulation S and shall be issued in the form of interests in a permanent Global Note substantially in the form set forth in Schedule II (the "Regulation S Global 2009 Note"). 2009 Notes offered and sold within the United States will be sold initially and may be resold only to (i) QIBs and (ii) Institutional Accredited Investors. 2009 Notes offered and sold to QIBs shall be issued in the form of a permanent Global Note substantially in the form set forth in Schedule I (the "Restricted Global 2009 Note" and collectively with the Regulation S Global 2009 Note, the "Global 2009 Notes"). Global 2009 Notes shall be in fully-registered form and shall be deposited with the Trustee, at its New York office, as custodian for the Depositary, and registered in the name of a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The principal amount of the Restricted Global 2009 Note and the Regulation S Global 2009 Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, or the Depositary or the Depositary's nominee, as the case may be, as hereinafter provided. 2009 Notes offered and sold to Institutional Accredited Investors will be delivered only in fully registered, definitive form. 2009 Notes (i) offered and sold to Institutional Accredited Investors who are not QIBs or (ii) issued pursuant to Section 2.01 of this First Supplemental Indenture in exchange for interests in Global 2009 Notes shall be issued in the form of permanent certificated notes in registered form in substantially the form set forth in Schedule III (the "Restricted Definitive 2009 Notes").

     Unless and until Restricted Definitive 2009 Notes have been issued to the Beneficial Owners in respect of Global 2009 Notes pursuant to Section 5(a) of the Master Indenture:

          (i) The provisions of this Section 2.01 shall be in full force and effect;

          (ii) The Trustee shall be entitled to deal with the Depositary for all purposes of the Indenture (including the payment of principal of and interest on the 2009 Notes and the giving of instructions or directions hereunder) as the sole Noteholder and shall have no obligation to the Beneficial Owners;

          (iii) To the extent that the provisions of this Section 2.01 conflict with any provisions of the Master Indenture, the provisions of this
          Section 2.01 shall control;

          (iv) The rights of Beneficial Owners shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such Beneficial Owners and the Depositary and/or the Participants. Pursuant to the DTC Letter of Representations, unless and until Restricted Definitive 2009 Notes are issued in respect of Global 2009 Notes pursuant to Section 5(a) of the Master Indenture, the Depositary will make book-entry transfers among the Participants and receive and transmit payments of principal of and interest on the 2009 Notes to such Participants; and

          (v) Subject to the rights and the prerogatives of the Controlling Party, whenever the Master Indenture or this First Supplemental Indenture requires or permits actions to be taken based upon instructions or directions of Beneficial Owners evidencing a specified percentage of the Principal Balance, the Depositary shall be deemed to represent such percentage in respect of the 2009 Notes only to the extent that it has received instructions to such effect from Beneficial Owners and/or Participants owning or representing, respectively, such required percentage of the beneficial interest in the 2009 Notes and has delivered such instructions to the Trustee.

     (b) Whenever a notice or other communication to the Noteholders is required under the Agreement, unless and until Restricted Definitive 2009 Notes shall have been issued in respect of Global 2009 Notes pursuant to Section 5(a) of the Master Indenture, the Trustee shall give all such notices and communications specified herein to be given to Noteholders to the Depositary.

     (c) The 2009 Notes constitute direct, unconditional and collateralized obligations of the Issuer and shall rank not lower than pari passu in priority of payment, without preference among themselves, with all of the existing and future indebtedness of the Issuer. No Series of notes issued pursuant to the Master Indenture will be senior to the 2009 Notes issued under this First Supplemental Indenture, in right of payment or will have more than an equal and ratable security interest with the 2009 Notes in the Receivables.

     (d) Any Restricted Definitive 2009 Note delivered in exchange for an interest in any Global 2009 Note pursuant to paragraph (a) of this Section 2.01 shall, except as otherwise provided in the Master Indenture, bear the applicable legend regarding transfer restrictions set forth in Section 3(e) of the Master Indenture.

     SECTION 2.02. Parent Guarantee. Noteholders will have the benefit of an unconditional and irrevocable guarantee (the "Parent Guarantee"), issued by the Parent in favor of the Issuer for the benefit of the Noteholders and the Enhancer, pursuant to which the Parent will unconditionally and irrevocably guarantee punctual performance of all of the Seller's obligations under each of the Transaction Documents and Note Documents to which the Seller is a party. The Parent will be subrogated to the rights of each Noteholder to receive Payments on its 2009 Notes until all principal, premium, if any, and interest with respect to the 2009 Notes and any Additional Amounts have been paid in full.

                                  ARTICLE III

                       PAYMENT OF INTEREST AND PRINCIPAL

     SECTION 3.01. Calculation of Interest. The 2009 Notes will bear interest from and including the Closing Date to but excluding February 1, 2009 at the rate of 5.984% per annum on the unpaid principal amount of the 2009 Notes from time to time outstanding, payable monthly, except with respect to the first Collection Period, which shall be paid pursuant to the terms of Section 3.01 hereof, in arrears on each Payment Date. Interest on the 2009 Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the number of days elapsed. Therefore, the amount of interest payable with respect to the 2009 Notes on each Payment Date shall be an amount equal to the product of (a)(i) the Fixed Rate Coupon multiplied by (ii) the Principal Balance as of the close of business on the immediately preceding Payment Date (after giving effect to all payments of principal made to Noteholders on such preceding Payment Date, if any) and (b) a fraction, the numerator of which is 30 days, and the denominator of which is 360; provided, however, with respect to the first Payment Date, the amount of interest payable shall be equal to US$3,532,222.22.

     SECTION 3.02. Payments. Payments made with respect to the initial 24 calendar months will consist of interest only. Payments with respect to the subsequent 60 calendar months will consist of one payment of principal in the amount of US$3,970,000, followed by 59 equal payments of principal, each in the amount of US$4,170,000, in each case, together with interest due and payable on the outstanding principal amount. Each such payment of interest and principal shall be applied first to any accrued and unpaid interest and then to the due and unpaid principal amount of the 2009 Notes. Interest in respect of the installment of the principal repayable on any date will cease to accrue on the due date for payment thereof, unless payment of such installment of principal is improperly withheld or refused or default is otherwise made in respect of payment thereof. In such event, interest will continue to accrue (after as well as before any judgment) up to, but excluding, the date on which payment in full of such installment of principal is made or (if earlier) the seventh day after notice is duly given to the Noteholder thereof (either in accordance with the notice provisions of the Master Indenture or this First Supplemental Indenture or individually) that such payment will be made, provided that payment is in fact made on or before such day.

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

                                   ARTICLE IV

                                CERTAIN ACCOUNTS

     SECTION 4.01. Paying Agent Account. From and after the Closing Date, the Trustee shall establish and maintain with itself a Paying Agent Account with respect to the 2009 Notes, not in its own name but rather as Paying Agent for the benefit of the Noteholders. Such Paying Agent Account shall at all times be a segregated, non-interest bearing trust account. It is acknowledged and agreed by the Trustee, the Issuer, the Seller, the Parent and the Servicer that the Trustee shall have exclusive control over the Paying Agent Account; provided, however, that (i) the Parent shall be permitted to deposit any amounts due under the Parent Guarantee directly into the Paying Agent Account and (ii) the Enhancer shall be permitted to deposit any amounts due under the Enhancement Agreement directly to the Paying Agent Account.

     SECTION 4.02. Reserve Account. (a) On the Closing Date, the Trustee will establish and maintain with itself a segregated reserve account (the "Reserve Account") over which the Trustee will have exclusive dominion and control for the benefit of the Noteholders and the Enhancer.

     (b) On the Closing Date, the Seller shall either: (i) deposit an amount equal to the initial Required Reserve Amount for the 2009 Notes or (ii) deliver to the Trustee an irrevocable standby letter of credit that complies with the guidelines set forth in Section 4.02(f) below in an amount equal to the initial Required Reserve Amount. So long as any Note remains outstanding or any Additional Amount that is due and payable remains unpaid, the Issuer, the Seller and the Servicer will on each date ensure that the amount on deposit in cash or represented by a qualifying letter of credit in the Reserve Account is at least equal to the Required Reserve Amount applicable to such date for the 2009 Notes.

     (c) (i) Amounts held in the Reserve Account shall be invested in Eligible Investments, as directed in writing by the Seller (if such investments are reasonably available for purchase) registered in the name of the Trustee (or in the name of such nominee or nominees as the Trustee shall direct) for the benefit of the Enhancer and the Noteholders; provided that, if the Servicer shall not have directed the Trustee to invest or reinvest any funds on deposit for more than two Business Days in the Reserve Account, then the Trustee shall notify the Issuer and the Servicer in writing. All Eligible Investments with respect to the Reserve Account made during a Collection Period shall mature no later than one Business Day prior to the Payment Date at the end of such Collection Period and shall be held until their maturity; provided that if an Accelerated Amortization Event or an Early Amortization Event shall occur or be declared and be continuing, (A) the Trustee shall sell or cause to be sold or otherwise reduce to cash all Eligible Investments then held in the Reserve Account (without regard to their maturity date) as promptly as practicable but in no event later than one Business Day prior to the Payment Date thereafter and
(B) thereafter the Trustee shall be instructed by the Seller to make, and shall make in accordance with such instructions, only Eligible Investments that mature on the Business Day immediately succeeding the day on which such Eligible Investment is made (unless, in either case, the Collection Agent shall have otherwise received payment in full of the Adjusted Required Amount).

          (ii) All requests of the Servicer to make Eligible Investments with funds deposited to the Reserve Account shall specify the particular investments to be made, shall certify that such investments constitute Eligible Investments and shall be furnished to the Trustee.

          (iii) The Trustee shall have no responsibility to make or cause to be made any Eligible Investments with funds deposited to the Reserve Account, unless instructed to do so, from time to time, by the Servicer.

          (iv) The Trustee shall follow the requests of the Servicer in connection with the exercise of any and all voting and other consensual rights pertaining to the Eligible Investments for any purpose not inconsistent with the terms of the Indenture; provided that the Servicer shall have given the Trustee at least five days' prior written notice of the manner in which it intends to exercise any such right.

          (v) If any loss is realized upon the maturity, sale or other disposition of any Eligible Investment of amounts in the Reserve Account, the Trustee shall send a written notice to the Servicer demanding the payment of an amount equal to any such loss and specifying such amount. The Servicer will, upon demand by the Trustee, pay to the Trustee for deposit in the Reserve Account the amount of any such loss realized upon the maturity, sale or other disposition of any Eligible Investment. The Trustee shall have no liability for any loss resulting from any such investment or reinvestment or any sale of any Eligible Investments made in respect of the Reserve Account in accordance with the terms hereof.

     (d) If,

          (i) the sum of (A) the amount of cash on deposit in the Reserve Account, (B) the principal amount of a qualifying letter of credit used to fund the Reserve Account and (C) the aggregate value of the Eligible Investments thereof (valued at their cost of acquisition) exceeds the Required Reserve Amount, and

          (ii) no event has occurred and is continuing that is, or would with the passage of time or the giving of notice, or both, become, an Early Amortization Event or an Accelerated Amortization Event,

the Trustee shall transfer, by wire transfer, all such excess to the Issuer, no later than 1:00 p.m. (New York City time) in immediately available funds on each such date that is a Business Day, to the Seller. If on any date such amount is not at least equal to the Required Reserve Amount, the Seller shall, upon written notice from the Trustee, deposit the difference into the Reserve Account within two Business Days. Such excess shall be deemed to be comprised first of earnings on Eligible Investments and second of other amounts held in the Reserve Account. The Trustee's determination of whether an event has occurred that with the passage of time or the giving of notice, or both, would become an Early Amortization Event or an Accelerated Amortization Event shall be based solely on its actual knowledge thereof.

     (e) If on the date that is five Business Days immediately preceding any Payment Date sufficient funds to pay amounts due and payable with respect to the 2009 Notes on such Payment Date have not been deposited into the Accumulation Account, the Trustee will apply amounts on deposit in the Reserve Account to the payment of interest and principal of, and all Additional Amounts allocable to, the 2009 Notes. The Trustee shall apply such amount in the following priority:

     first, if the Reserve Account contains only cash, the Trustee shall transfer an amount of cash into the Paying Agent Account with respect to the 2009 Notes such that, when added to the amount allocable to the 2009 Notes in the Accumulation Account, the total will be equal to the Required Amount for the 2009 Notes with respect to the then-current Collection Period;

     second, if the Reserve Account contains only a qualifying letter of credit, draw upon that letter of credit and transfer the amount drawn into the Paying Agent Account such that, when added to the amount allocable to the 2009 Notes in the Accumulation Account, the total will be equal to the Required Amount for the 2009 Notes with respect to the then-current Collection Period; and

     third, if the Reserve Account contains cash and a qualifying letter of credit, first transfer cash and then, if necessary, draw on the letter of credit and transfer the amount drawn into the Paying Agent Account such that, when added to the amount allocable to the 2009 Notes in the Accumulation Account, the total will be equal to the Required Amount for the 2009 Notes with respect to the then-current Collection Period.

Immediately upon making such transfer from the Reserve Account into the Paying Agent Account, the Trustee will notify the Issuer, the Seller, the Servicer, the Parent, the Rating Agencies and the Enhancer of the amount so transferred and if any such application of funds from the Reserve Account shall cause the balance of the Reserve Account to fall below the Required Reserve Amount, the Seller shall, not later than the close of business on the second Business Day immediately succeeding receipt of such notice, either: (i) deposit an amount of cash in immediately available funds or (ii) cause the letter of credit, if any, to be increased such that the available balance in the Reserve Account is at least equal to the applicable Required Reserve Amount.

          (f) On the first Business Day after the date on which

               (i) all amounts owing in respect of the 2009 Notes and all other amounts owing to the Trustee and the Noteholders hereunder or under any of the other Transaction Documents shall have been paid in full, and after receipt of a written request therefor from the Seller, or

               (ii) the Seller shall have delivered to the Trustee (A) an irrevocable standby letter of credit issued by a financial institution in an amount equal to the amount then required to be on deposit in the Reserve Account on terms satisfactory to the Rating Agencies and the Enhancer, (B) a certificate of the Seller stating that the financial institution issuing such letter of credit has been awarded long-term unsecured debt obligation ratings of at least A3 and A-, and has been awarded short-term unsecured debt obligation ratings of at least P-1 and A-1 by Moody's and Standard & Poor's, respectively,
               (C) such other agreements of the Seller and other documents as the Rating Agencies and the Enhancer may require, and (D) a copy of a letter notifying the Rating Agency and the Enhancer of the delivery to the Trustee of the letter of credit described in clause (ii)(A) above, the interest granted to the Trustee by this Section 4.02 shall terminate and the Trustee will pay all amounts then on deposit in the Reserve Account, together with all investments and other proceeds thereof, free and clear of any lien or security interest hereunder, as directed by the Servicer on behalf of the Issuer.

     From time to time, at the expense of the Seller, the Seller will promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable, or that the Trustee, the Enhancer or a Noteholder may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby and to enable the Trustee to exercise and enforce its rights and remedies under this Article IV.

     Upon any payment of amounts in the Reserve Account or investments or other proceeds thereof to the Seller as provided in this Article IV, the Trustee will, at the Seller's expense, execute and deliver such documents as the Seller shall reasonably request to evidence the termination of the security interest granted by this Section 4.02.

     (g) If at any time the Required Reserve Amount is comprised, in whole or in part, of a qualifying letter of credit, not later than the close of business on the date ten Business Days immediately preceding the expiration date of such letter of credit, the Seller shall deliver to the Trustee for deposit into the Reserve Account either: (i) cash in an amount or (ii) a replacement qualifying letter of credit having an effective date not later than the expiration date of the expiring letter of credit and a stated principal amount, in each case, at least equal to the stated principal amount of the expiring letter of credit. If at the close of business on such date ten Business Days preceding such expiration date, the Trustee shall not have received such cash or such letter of credit, the Trustee shall draw the total stated amount of such expiring letter of credit and shall deposit the proceeds of such drawing into the Reserve Account.

                                   ARTICLE V

                             ENHANCEMENT AGREEMENT

     SECTION 5.01. Enhancement Agreement. Pursuant to a financial guaranty insurance policy (the "Enhancement Agreement") issued by XL Capital Assurance Inc. (the "Enhancer"), the Enhancer will agree unconditionally and irrevocably to guarantee the timely payment of interest on and scheduled principal of the 2009 Notes to the Trustee on behalf of the Noteholders as set forth in Exhibit A hereto. Notwithstanding any provision to the contrary in the Master Indenture or this First Supplemental Indenture, all amounts received by the Trustee from the Enhancer will be deposited into the Paying Agent Account with respect to the 2009 Notes for payment solely to the Noteholders in accordance with the terms of the Enhancement Agreement. The Enhancement Agreement does not guarantee the payment of the Optional Redemption Premium payable with respect to any optional redemption of the 2009 Notes or the payment of Additional Amounts with respect to the 2009 Notes.

     SECTION 5.02. The Enhancer as Controlling Party. Notwithstanding anything to the contrary herein or in any of the Transaction Documents or the Note Documents, during the time that the Enhancer is the Controlling Party with respect to the 2009 Notes, (i) the Enhancer shall exercise, in its sole discretion, all rights and prerogatives concerning control or discretion with respect to the 2009 Notes under the Transaction Documents and the Note Documents which the Noteholders may otherwise exercise or enjoy, and (ii) the Trustee will look solely to the guidance of the Enhancer, exercised in its sole discretion, concerning any action or omission to take action under any of the Transaction Documents or the Note Documents, whether or not such action or omission to take action may otherwise have been taken at the direction of the Noteholders.

     SECTION 5.03. Access to Information. Notwithstanding anything to the contrary herein or in any of the Note Documents or the Transaction Documents, during the time that the Enhancement Agreement is outstanding and in effect with respect to the 2009 Notes, the Enhancer shall be entitled to receive all reports, notices or information it may request concerning the transactions and parties related to the Transaction Documents and the Note Documents as it would otherwise receive if at such time it were the Controlling Party with respect to each Series of notes issued under the Master Indenture.

                                   ARTICLE VI

                            PAYMENTS AND REPORTS TO
                                  NOTEHOLDERS

     SECTION 6.01. Priority of Payment on Payment Dates.

     On the Payment Date related to each Collection Period, provided there has been no occurrence or declaration of an Early Amortization Event or an Accelerated Amortization Event, the Trustee shall make payments out of amounts paid by the Collection Agent from the Collection Account into the Accumulation Account pursuant to the Collection Agency Agreement and proceeds thereof, if any, and the Paying Agent shall make payments out of funds on deposit in the related Paying Agent Account, each as set forth in Section 11(a) of the Master Indenture.

     SECTION 6.02. Priority of Payment on Payment Dates Following the Occurrence of an Early Amortization Event.

     Not later than 10:30 a.m. (New York City time) on each Payment Date following the occurrence and continuation of an Early Amortization Event with respect to the 2009 Notes, and until such event has been corrected or waived, the Trustee on behalf of the Noteholders and the Enhancer, so long as the Insurance Agreement remains in full force and effect, will be entitled to receive, on each Payment Date during the continuation of such Early Amortization Event, (a) the aggregate amount of interest accrued on the 2009 Notes with respect to the related Collection Period, plus (b) the scheduled principal payment, if any, with respect to the 2009 Notes on such Payment Date, plus (c) two times the amount of the maximum scheduled principal payment with respect to any subsequent Payment Date for the 2009 Notes. In such event, Collections in such amount and all other amounts allocable to the 2009 Notes, including all Additional Amounts, will be transferred by the Collection Agent to the Accumulation Account and thereafter to the applicable Paying Agent Account for distribution by the Paying Agent to the Noteholders, the Enhancer and the other recipients of Additional Amounts on each such Payment Date until such Early Amortization Event has been cured or until all accrued interest on and all scheduled principal payments and Additional Amounts with respect to the 2009 Notes have been paid in full. On each Payment Date, the Paying Agent will apply all amounts on deposit in the Paying Agent Account in the following order of priority:

     first, to satisfy when due all Additional Amounts due but unpaid to the Collection Agent, the Trustee and any Paying Agent with respect to the 2009 Notes;

     second, to pay to the Noteholders first, accrued but unpaid interest on the 2009 Notes and then all unpaid scheduled principal of the 2009 Notes on such Payment Date;

     third, to pay Additional Amounts due and payable to the Enhancer;

     fourth, to pay the remaining unpaid principal of the 2009 Notes as a prepayment of the last outstanding scheduled maturities of principal until all principal on the 2009 Notes has been paid in full; and
     fifth, to pay all other Additional Amounts that are outstanding in respect of the 2009 Notes.

     SECTION 6.03. Priority of Payment on Payment Dates Following the Occurrence of an Accelerated Amortization Event.

     (a) Upon the occurrence of an Accelerated Amortization Event with respect to the 2009 Notes, the Trustee, the Issuer, the Servicer, the Seller and the Parent shall promptly notify the Collection Agent, the Issuer, the Seller, the Servicer, the Parent, the Enhancer, a Responsible Officer of the Trustee and the Rating Agencies, as applicable. With respect to the Accelerated Amortization Event set forth in Section 7.02(m) hereof, the Trustee shall promptly, and with respect to the Accelerated Amortization Events set forth in Section 7.02(a) through (l), inclusive, and (n) and (o) hereof, the Trustee shall promptly, upon receipt of written notice (each, an "Acceleration Notice") from the Enhancer, if the Controlling Party, or otherwise from the holders of not less than 35% of the outstanding 2009 Notes, notify the Collection Agent, the Issuer, the Seller, the Servicer, the Parent, the Enhancer and the Rating Agencies of: (i) the Adjusted Required Amount, (ii) the amount then on deposit in the Accumulation Account allocable to the 2009 Notes and (iii) the amount equal to the difference between
(i) and (ii) above, to be deposited into the Accumulation Account and made available for payment to the Noteholders. The Seller will be required, not later than the date that is two Business Days thereafter, to deposit such amount with respect to the 2009 Notes into the Accumulation Account for the benefit of the Noteholders the Enhancer, the Trustee and the other recipients of Additional Amounts, the Trustee shall thereafter cause the Adjusted Required Amount to be transferred from the Accumulation Account to the Paying Agent Account on or prior to the Business Day next preceding the related Payment Date. Upon receipt of notification by the Trustee of the delivery of an Acceleration Notice, the Collection Agent shall cease to pay any amount deposited into the Collection Account to or at the direction of the Servicer on behalf of the Issuer as Excess Collections and shall hold all such funds and any funds subsequently paid into the Collection Account during the continuation of such Accelerated Amortization Event, subject to the instruction of the Trustee.

     (b) Any such acceleration of the principal amount of the 2009 Notes based on delivery of an Acceleration Notice may be waived or reversed by the Enhancer, if the Controlling Party, or otherwise by the vote of the holders of not less than 51% of the aggregate principal amount of 2009 Notes at such time outstanding. All other waivers or decisions to be made by the Controlling Party or the Noteholders, as the case may be, shall be conducted according to the terms of Section 21 of the Master Indenture. After the occurrence or declaration of an Accelerated Amortization Event with respect to one or more Series of notes and until the Adjusted Required Amount with respect to all such Series of notes is paid in full, the Collection Agent will pay into the Accumulation Account and the Trustee will distribute all Collections and other amounts held by it based on each Series' Interest Percentage. On the day the Seller deposits the Adjusted Required Amount in respect of the 2009 Notes into the Accumulation Account, the Trustee will distribute such amount to the respective Series' Paying Agent Account for application to the payment of the Adjusted Required Amount with respect to the 2009 Notes. If an Adjusted Required Amount is owing in respect of more than one Series of notes and the Seller pays only a portion of the aggregate Adjusted Required Amount that is owing with respect to all notes of such Series, such payment will be allocated ratably among the applicable Series in accordance with their respective outstanding Adjusted Required Amounts at the time of such deposit. At any time after the Trustee has declared an Adjusted Required Amount with respect to an Accelerated Amortization Event to be due and payable, the Trustee upon the direction of the Enhancer, if the Controlling Party, or otherwise the holders of a Majority in Interest of the 2009 Notes by written notice to the Issuer, the Seller and the Servicer may rescind and annul such declaration and thereby annul its consequences if: (i) there has been paid to or deposited with the Trustee an amount sufficient to pay all Additional Amounts with respect to notes of any Series then due under the Master Indenture, this Supplemental Indenture, or any of the Note Documents or the Transaction Documents and (ii) the Trustee has actual knowledge that all other Accelerated Amortization Events in respect of notes of each Series have been cured or waived in writing.

     In any such event the Paying Agent will apply all amounts on deposit in the Paying Agent Account in the following order of priority:

     first, to satisfy when due all Additional Amounts due but unpaid to the Collection Agent, the Trustee and any Paying Agent with respect to the 2009 Notes;


     second, to pay to the Noteholders, first accrued but unpaid interest on the 2009 Notes and then all unpaid scheduled principal of the 2009 Notes on such Payment Date;

     third, to pay Additional Amounts due and payable to the Enhancer;

     fourth, to pay the remaining unpaid principal of the 2009 Notes to Noteholders; and

     fifth, to pay all other Additional Amounts that are outstanding in respect of the 2009 Notes.

     SECTION 6.04. Method of Payment. The Paying Agent shall distribute to the Noteholders of record on the Record Date with respect to each Payment Date or the Redemption Date the amounts to be distributed to such Noteholders pursuant to this Article VI, by wire transfer of immediately available funds (provided the Trustee shall have received wire transfer instructions for the 2009 Notes on or prior to such Record Date). If the Trustee shall not have received such wire transfer instructions on or prior to such Record Date, Payments will be made by the Paying Agent by check mailed to such Noteholder's address appearing in the Register for the 2009 Notes.

     SECTION 6.05. Annual Noteholders' Statement. On or before January 31 of each calendar year, beginning with January 31, 2003, the Servicer shall provide to the Principal Paying Agent and the Principal Paying Agent shall forward or cause to be forwarded to each person who at any time during the preceding calendar year was a Noteholder and to Salomon Smith Barney Inc., a statement prepared by the Servicer containing the information which is required to be contained in the Collection Period Collection Account Statements and Collection Period Constituent Account Statements provided to Noteholders pursuant to
Section 3.13 of the Collection Agency Agreement, aggregated for such calendar year or the applicable portion thereof during which such Person was a Noteholder, together with other information as is required to be provided under the United States Internal Revenue Code and such other customary information as is necessary to enable the Noteholders to prepare their tax returns.

     SECTION 6.06. Receivables Report. On or before the Determination Date, the Parent and the Seller will deliver to the Issuer, the Trustee, the Rating Agencies and the Enhancer (and the Trustee will, upon written request by any Noteholder, deliver within five Business Days after the receipt thereof a copy of such report to such Noteholder) a report which provides, among other information, the total U.S. dollar and Euro amount (and other currencies, if applicable) of Receivables generated, for the six immediately preceding months, if any, as well as information to determine compliance with covenants relating to generation and collection of Receivables.

                                  ARTICLE VII

                           EARLY AMORTIZATION EVENTS;
                        ACCELERATED AMORTIZATION EVENTS

     SECTION 7.01. Early Amortization Events. An Early Amortization Event with respect to the 2009 Notes will occur upon the occurrence of the following:

     (a) the Consolidated Net Worth as of the last day of the most recent calendar quarter falls below US$1,500,000,000 (with such amount increasing by 25% of the Consolidated Net Earnings less dividends declared each year thereafter);

     (b) the Net Debt/Capitalization Ratio of the Parent as at the last day of each of three consecutive calendar quarters is greater than 0.6 to 1.0;

     (c) the amount obtained by dividing the aggregate amount of Collections deposited to the Collection Account (including Collections being used to collateralize borrowing by the Issuer under Bank Loans) in the six most recent consecutive Collection Periods by the number six is less than the product of (i) the largest Aggregate Required Amount for any six subsequent Collection Periods divided by the number six and (ii) 2.5;

     (d) the amount obtained by dividing the aggregate amount of Collections deposited to the Collection Account (including Collections being used to collateralize borrowings by the Issuer under Bank Loans) in the three most recent consecutive Collection Periods by the number three is less than the product of (i) the largest Aggregate Required Amounts for any three subsequent Collection Periods divided by the number three and (ii) 2.0; or

     (e) an Accelerated Amortization Event (other than the Accelerated Amortization Event set forth under Section 7.02(m) hereof), so long as such event has not been cured or waived and so long as an Acceleration Notice has not been delivered.

     For purposes of subparagraphs (c) and (d) above, (A) the amount outstanding during each such Collection Period of the euro-denominated Eligible Receivables generated shall be notionally converted into U.S. Dollars at the Euro/U.S. dollar spot exchange rate displayed on the FXFX Page (or such other page as may replace such page) as designated on the Reuters Monitor Money Rates Service at 12:00 noon (New York City time) on any Determination Date, and (B) the amount outstanding during each Collection Period of Other Currency-denominated Eligible Receivables generated shall be converted notionally into U.S. Dollars at the Other Currency/U.S. Dollar spot exchange rate displayed on the applicable page on the Reuters Monitor Money Rates Market Service at 12:00 noon (New York City time) on any Determination Date.

     On each Payment Date following the occurrence and during the continuation of an Early Amortization Event with respect to the 2009 Notes, and until such condition is corrected or waived, the Noteholders will be entitled to receive, on each Payment Date during the continuation of such Early Amortization Event,
(a) the aggregate amount of interest accrued and unpaid on the 2009 Notes for such Payment Date plus (b) the scheduled principal payment with respect to such Payment Date, plus (c) two times the amount of the maximum scheduled principal payment with respect to any subsequent Payment Date for the 2009 Notes. In such event, Collections in such amount and all other amounts allocable to the 2009 Notes, including all Additional Amounts, will be transferred by the Collection Agent to the Accumulation Account and distributed to the Noteholders on each such Payment Date until such Early Amortization Event has been cured or until all principal and interest on the 2009 Notes has been paid in full.

     SECTION 7.02. Accelerated Amortization Events. An Accelerated Amortization Event with respect to the 2009 Notes will occur upon the occurrence of the following:

     (a) the amount distributed to Noteholders (including any Seller Advance and any payment under the Parent Guarantee) for any Collection Period shall be less than the Required Amount for the 2009 Notes for such Collection Period; provided, with respect to the notes of any Series, if the Seller is obligated to make Seller Advances with respect to any four consecutive Collection Periods or with respect to a total of eight Collection Periods, an Accelerated Amortization Event shall occur with respect to the 2009 Notes; and provided that failure on any Payment Date following the occurrence and during the continuation of any Early Amortization Event to pay any amount in excess of the aggregate amount of interest accrued on and the scheduled principal payment with respect to the 2009 Notes on such Payment Date shall not constitute an Accelerated Amortization Event;

     (b) any of the representations and warranties made by the Issuer, the Seller or the Parent, or any statement made by the Issuer, the Seller or the Parent in any report, notice, certificate or other document delivered by it thereunder or in connection therewith or deemed made thereunder, is or proves to have been incorrect or misleading in any material respect when made or deemed made;

     (c) except with respect to events set forth in clauses (a), (d), (e), (f),
(i), (j), (k), (m) or (o), the Issuer, the Seller or the Parent fails to perform or observe any term, covenant, agreement, or obligation under the Master Indenture, any Supplemental Indenture, the 2009 Notes or any other Note Document or Transaction Document to which it is a party on its part to be performed or observed and, if capable of remedy, such failure shall remain unremedied for 30 days after the earlier of the date on which (i) written notice has been given to the Issuer, the Seller or the Parent and (ii) the Issue r, the Seller or the Parent has actual knowledge of such failure;

     (d) the Seller fails to make any Seller Advance on or prior to the second Business Day immediately following delivery by the Trustee of notice that such Seller Advance is required; the Parent fails to make any payment required under the terms of the Parent Guarantee on or prior to the first Business Day immediately after delivery by the Trustee of notice that such payment is required, and solely with respect to the payment of interest on and scheduled principal, if any, with respect to the 2009 Notes due and payable on any Payment Date, the Enhancer fails to make any payment required under the terms of the Enhancement Agreement; provided that failure on any Payment Date following the occurrence and during the continuation of any Early Amortization Event to pay any amount in excess of the aggregate amount of interest accrued on and the scheduled principal payment with respect to the 2009 Notes on such Payment Date shall not constitute an Accelerated Amortization Event;

     (e) the Issuer, the Seller, the Servicer (provided that the Servicer is the Company or any Affiliate thereof), or the Parent fails to pay any other amount due from it under or with respect to the Note Documents or the Transaction Documents, including Additional Amounts, in accordance with the terms thereof (i.e., costs, expenses and indemnities) and within two Business Days of the earlier of the date such sum is due or demanded; and provided that failure on any Payment Date following the occurrence and during the continuation of any Early Amortization Event to pay any amount in excess of the aggregate amount of interest accrued on and the scheduled principal payment with respect to the 2009 Notes on such Payment Date shall not constitute an Accelerated Amortization Event;

     (f) any legal action or proceeding of or before any court, arbitrator or governmental agency is commenced that is not being defended in good faith by appropriate means, or judgment or order rendered which has or which is reasonably likely to have a material adverse effect on the Issuer's, the Seller's or Parent's respective business, properties, results of operations or prospects, the ability of the Issuer, the Seller, the Servicer (provided the Servicer is the Company or any Affiliate thereof) or the Parent to perform their respective obligations under the Master Indenture, any Supplemental Indenture, any 2009 Note or the Transaction Documents, or rights and remedies of the Issuer, the Trustee and the Noteholders under the Master Indenture, any Supplemental Indenture, any 2009 Note or the Transaction Documents, or the collectibility of the Receivables;

     (g) the Issuer, the Seller, the Servicer (provided the Servicer is the Company or any Affiliate thereof) or the Parent fails to pay any amount in respect of Indebtedness, including, without limitation, the notes of any other Series, outstanding in a principal amount of at least US$20,000,000 in the aggregate (or its equivalent in any other currency or currencies) when the same becomes due and payable, and such failure shall continue beyond any applicable grace period with respect thereto; or any other event shall occur or condition shall exist and remain unremedied beyond any applicable grace period with respect thereto under any agreement or instrument relating to any such Indebtedness if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid, redeemed (other than by a regularly scheduled required prepayment or an optional prepayment or redemption of the Issuer, the Seller, the Servicer or the Parent), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;

     (h) any final nonappealable judgment or order for the payment of money shall be rendered against the Issuer, the Seller, the Servicer (provided the Servicer is the Company or any Affiliate thereof) or the Parent, and such judgment or order is in an amount which, when aggregated with the amount of all other unsatisfied final judgments or orders against the Issuer, the Seller, the Servicer or the Parent, exceeds US$20,000,000 (or its equivalent in any other currency or currencies) and either: (i) such judgment or order is not satisfied within the period prescribed by applicable law, (ii) enforcement proceedings shall have been commenced by any creditor upon such judgment or order of, and
(iii) there shall be any period of 90 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal being diligently pursued by the Issuer, the Seller, the Servicer or the Parent or otherwise, shall not be in effect; provided, that for purposes of this subsection (h) an "acao de execucao por titulo extrajudicial" under Brazilian law shall not be considered a final nonappealable judgement or order for the payment of money;

     (i) any material provision of any of the Note Documents or the Transaction Documents ceases to be enforceable or otherwise in full force and effect; provided, that the Seller may terminate any Sale to any Customer and may cancel any invoice (each containing an Irrevocable Notification) with respect thereto in accordance with its usual commercial practices and consistent with procedures habitually used in the industry;

     (j) the Issuer shall for any reason cease to have ownership of, and all right, title and interest in, the Collateral free and clear of all liens and encumbrances, other than the security interests granted to the Trustee for the benefit of the holders of notes of any Series;

     (k) the grant of the security interest by the Issuer to the Trustee pursuant to the terms of the Master Indenture, any Supplemental Indenture and the Security Agreement shall for any reason cease to be a fully perfected first priority security interest;

     (l) any authorization, approval, license, consent or registration required in or by the laws of Brazil, Panama, the Cayman Islands or the United States (or any State thereof) has not been obtained by the Issuer, the Seller or the Parent, as the case may be, or ceases to be in full force and effect, or any legislative, executive or judicial action is taken, which absence or action materially interferes with (i) the performance by the Issuer, the Seller or the Parent of its respective obligations under any of the Note Documents or the Transaction Documents or the operations of its respective business as set forth herein or (ii) enforcement by the Trustee on behalf of the holders of notes of any Series or on its own behalf of any of its rights under the Note Documents or the Transaction Documents;

     (m) an Insolvency Event with respect to the Issuer, the Parent or the Seller occurs and, with respect to the Seller, the Parent shall not have timely taken all actions set forth in Section 24(e) of the Master Indenture or the Parent is wound-up and dissolved for any reason under applicable law, including, without limitation, as a result of action by the shareholders of the Parent;

     (n) the Enhancer shall have advised a Responsible Officer of the Trustee that an event of default shall have occurred and is continuing under the Insurance Agreement among the Enhancer and the Company; or

     (o) merger or consolidation of the Parent other than as permitted under
Section 24(d) of the Master Indenture.

                                  ARTICLE VIII

                                   REDEMPTION

     SECTION 8.01. Optional Redemption. The 2009 Notes may be redeemed at the option of the Issuer in whole or in part, at any time and from time to time, at the Redemption Price thereof plus accrued and unpaid interest thereon to the date of redemption (the "Redemption Date") (such redemption, the "Optional Redemption"). The Issuer shall exercise its option to redeem the 2009 Notes at the request of the Servicer, provided, that the Seller has deposited the Redemption Price plus accrued and unpaid interest with respect to the 2009 Notes to be redeemed to the Redemption Date with the Trustee in the Accumulation Account, as set forth below.

     SECTION 8.02. Notice of Optional Redemption.

     (a) The election of the Issuer to redeem the 2009 Notes in whole or in part shall be evidenced by delivery of notice in the form of a certificate (a "Optional Redemption Certificate") executed by an officer of the Issuer and delivered to the Trustee. If the Issuer is not redeeming all outstanding 2009 Notes, then the Issuer shall deliver to the Trustee, at least 45 days prior to the Redemption Date, a certificate of a Responsible Officer of the Issuer instructing the Trustee to select the 2009 Notes to be redeemed pursuant to
Section 8.03 hereof. The Servicer shall provide the Trustee, the Enhancer, each Rating Agency that rates the 2009 Notes, the Issuer, the Seller and the Parent a certificate (a "Servicer Optional Redemption Certificate") setting forth the Redemption Price, including the calculation thereof. The Optional Redemption Certificate and the Servicer Optional Redemption Certificate shall be delivered by the Servicer not less than 30 days nor more than 45 days prior to the Redemption Date, and shall specify such Redemption Date and all other information necessary for the Trustee to provide the Enhancer and the holders of notes of each Series being redeemed notices of such Optional Redemption pursuant to the terms of the Indenture. The Trustee shall be entitled to rely conclusively upon the information so furnished by the Servicer in the Optional Redemption Certificate and shall be under no duty to check the accuracy or completeness thereof. An Optional Redemption Certificate shall be irrevocable and, upon delivery to the Trustee and the Seller shall be obligated on behalf of the Issuer to make the payment or payments to the Trustee referred to therein at least two Business Days prior to such Redemption Date for deposit by the Trustee into the Accumulation Account.

     (b) Notice of Optional Redemption shall be given by the Trustee to the Enhancer and the Noteholders with a copy to the Issuer, the Seller, the Servicer, the Parent, the Collection Agent and the Enhancer upon the mailing by first-class postage prepaid to each Noteholder at the address of such Noteholder as it appears in the Register not less than 15 days nor more than 30 days prior to the Redemption Date.

     (c) All notices of Optional Redemption provided to the Enhancer and the Noteholders shall state:

          (i) the Redemption Date;

          (ii) the Redemption Price;

          (iii) that on the Redemption Date the Redemption Price will become due and payable upon each such 2009 Note so to be redeemed;

          (iv) if the Issuer is redeeming some but not all of the outstanding 2009 Notes, that on and after the Redemption Date, upon surrender of a redeemed 2009 Note, the Noteholder thereof will receive, without charge, a new 2009 Note or 2009 Notes in authorized denominations for the principal amount, if any, of the 2009 Note remaining unredeemed, if any; and

          (v) the place or places where such 2009 Notes so to be redeemed are to be surrendered for payment of the Redemption Price.

     (d) Notice of Optional Redemption having been provided to the Enhancer and the Noteholders as aforesaid, the 2009 Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified. Upon surrender of any such 2009 Notes for redemption in accordance with such notice, such 2009 Notes shall be paid by the Principal Paying Agent or Paying Agent on behalf of the Issuer on the Redemption Date; provided that moneys sufficient therefor have been deposited with the Trustee for payment to the Enhancer and the Noteholders.

     SECTION 8.03. Selection of 2009 Notes to Be Redeemed in Part. (a) If the Issuer chooses to redeem some but not all outstanding 2009 Notes on a Redemption Date, the Trustee shall select the 2009 Notes to be redeemed in compliance, based on an opinion of counsel furnished to the Trustee and the Enhancer by the Servicer not less than 30 days nor more than 45 days prior to the redemption date, with the requirements of the Luxembourg Stock Exchange and on a pro rata basis, by lot or in another fair and reasonable manner chosen by the Trustee. The Trustee shall make the selection from the outstanding 2009 Notes not previously called for redemption. The Trustee shall promptly notify the Issuer, the Servicer, the Seller, the Parent and the Enhancer in writing of the 2009 Notes selected for redemption and, in the case of any 2009 Notes selected for partial redemption, the principal amount of such 2009 Notes to be redeemed. In the event of a partial redemption by lot, the Trustee shall select the particular 2009 Notes to be redeemed not less than 15 nor more than 60 days prior to the Redemption Date. The Trustee may select for redemption portions (equal to the denomination(s) specified for the 2009 Notes) of the principal of 2009 Notes that have denominations larger than a denomination specified for the 2009 Notes, provided that after such partial redemption the remaining principal amount of such 2009 Note shall be a denomination specified for such 2009 Note. No holder of any 2009 Note selected for redemption by the Trustee may transfer such 2009 Note from the date of such selection to the Redemption Date. All provisions herein relating to redemption of 2009 Notes shall relate, in the case of any 2009 Note redeemed or to be redeemed only in part, to the portion of the principal amount of that 2009 Notes which has been or is to be redeemed.

     (b) Upon surrender of a 2009 Note that is to be redeemed in part, the Issuer shall execute, and upon proper order the Trustee shall authenticate and make available for delivery to such Noteholder at the expense of the Issuer, a new 2009 Note or 2009 Notes, in any authorized denominations requested by such Noteholder, in an aggregate principal amount equal to, and in exchange for, the unredeemed portion of the principal of the 2009 Note surrendered.

     (c) The Servicer shall notify the Trustee, the Issuer, the Seller, the Parent, the Enhancer and the Rating Agencies of the aggregate principal amount of 2009 Notes remaining outstanding, if any, immediately following any redemption of the 2009 Notes and the Required Amount, if any, with respect thereto payable on the next Payment Date.

     SECTION 8.04. Rights of Noteholders Following Optional Redemption.

     Notwithstanding anything to the contrary herein or in any Note Document or Transaction Document, if an Optional Redemption Certificate has been delivered to the Trustee by the Servicer on behalf of the Issuer and the Seller shall have furnished to the Issuer and the Issuer shall have paid to the Trustee for the benefit of the Noteholders and the Enhancer with respect to any 2009 Notes surrendered for redemption (i) the Redemption Price and (ii) all other amounts due with respect to such 2009 Notes under the 2009 Notes, any other Note Document and any Transaction Document, then neither the Noteholders with respect to any 2009 Notes surrendered for redemption nor the Trustee on their behalf shall any longer be entitled to exercise any of the rights of the Noteholders with respect to any 2009 Notes surrendered for redemption other than the rights of such Noteholders to receive payment of such amounts from the Paying Agents. The occurrence of an Accelerated Amortization Event whether before or after such payment by the Issuer to the Trustee for the benefit of such Noteholders and the Enhancer shall not entitle such Noteholders, the Enhancer or the Trustee on their behalf after such payment to declare the principal of any 2009 Notes then outstanding to be due and payable on any date prior to the Redemption Date. The funds paid to the Trustee shall be used to redeem the 2009 Notes on the Redemption Date.

     SECTION 8.05. Payments Following Optional Redemption. Except as otherwise provided in Sections 8.02 and 8.04 hereof, the amounts credited by the Collection Agent to the Accumulation Account pursuant to the Collection Agency Agreement on the Redemption Date shall be distributed by the Trustee to the Paying Agent Account for distribution by the Paying Agents on such Redemption Date in the following order of priority:

     first, to satisfy when due all Additional Amounts due but unpaid to the Collection Agent, the Trustee and any Paying Agent with respect to any 2009 Notes surrendered for redemption on such Redemption Date;

     second, to pay to the Noteholders, first accrued but unpaid interest and then all unpaid scheduled principal of the 2009 Notes on such Redemption Date, in each case with respect to any 2009 Notes surrendered for redemption;

     third, to pay Additional Amounts due and payable to the Enhancer with respect to any 2009 Notes surrendered for redemption on such Redemption Date;

     fourth, to pay the remaining unpaid principal of the 2009 Notes to Noteholders with respect to any 2009 Notes surrendered for redemption on such Redemption Date; and
     fifth, to pay all other Additional Amounts that are outstanding with respect to any 2009 Notes surrendered for redemption.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

     SECTION 9.01. Ratification of Master Indenture. As supplemented by this First Supplemental Indenture, the Master Indenture is in all respects ratified and confirmed and the Master Indenture as so supplemented by this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

     SECTION 9.02. Counterparts. This First Supplemental Indenture may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

     SECTION 9.03. Limitation on Responsibility of the Trustee, Paying Agent and Registrar. None of the Trustee, any Paying Agent or Registrar shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer, the Parent, the Seller and the Servicer.

     SECTION 9.04. Limited Recourse to the Issuer. Each party hereto hereby agrees that the Issuer's obligations hereunder shall be limited recourse obligations of the Issuer, with recourse being limited to the Collateral. None of the directors, shareholders, officers, employees or agents of the Issuer shall be personally liable to make any payments on such obligations. The Issuer will have no material assets available for payments on such obligations other than the assets comprising the Collateral. After the Collateral has been fully realized and exhausted (including all rights against the Company in connection therewith), all sums due but still unpaid in respect of the Issuer's obligations hereunder shall be extinguished, and the other parties hereto shall not have the right to proceed against the Issuer or any of its directors, shareholders, officers, employees or agents for the satisfaction of any monetary claim or for any deficiency judgment remaining after foreclosure of any property included in the Collateral. No party hereto (or any agent on their behalf) may seek to enforce rights against the Issuer with respect to any obligations of the Issuer hereunder by applying to wind up the Issuer.

     SECTION 9.05. Notices. Unless otherwise stated herein, all notices, reports, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or facsimile transmission number set forth above or such other address or facsimile transmission number as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when such facsimile is transmitted to the facsimile transmission number specified in or pursuant to this Section 9.05 and, on the same day, a copy of such notice is sent by express courier that customarily obtains a receipt, (ii) three Business Days after being sent by express courier that customarily obtains a receipt or (iii) if given by any other means, when delivered against receipt at the address specified in or pursuant to this
Section 9.05; provided, however, that notices, requests and other communications given to the Trustee shall not be deemed effective until actually received by the Trustee. All notices, reports, requests and other communications, given to the Trustee or the Noteholders hereunder or under any other Note Document or Transaction Document shall also be given at the same time to the Enhancer and each of the Rating Agencies that continues to rate the 2009 Notes. In addition to the addresses of the parties set forth in the Master Indenture, the addresses of the other parties for notices hereunder are as follows:

          The Rating Agencies:

          Moody's:

               99 Church Street, 4th Floor
               New York, New York 10007
               Attention: Monitoring Department - Latin American Asset-Backed Securities
               Telecopy/ Telefax: (212) 553-4392

          Standard & Poor's:

               55 Water Street, 40th Floor
               New York, New York 10041-0003
               Attention: Latin America Structured Finance, Nancy Gigante Chu Telecopy/ Telefax: (212) 438-2652

          Fitch:

               International Structured Finance
               55 East Monroe
               Chicago, Illinois 60603
               Attention: Samuel Fox
               Telecopy/ Telefax: (312) 263-1032

          The Enhancer:

               XL Capital Assurance, Inc.
               250 Park Avenue, 19th Floor
               New York, New York 10177
               Attention: Surveillance
               Telecopy/ Telefax: (646) 658-5955

          IN WITNESS WHEREOF, the Issuer, the Seller, the Servicer, the Parent, the Collection Agent and the Trustee have caused this First Supplemental Indenture to be duly executed by their respective officers as of the day and year first above written.


                                             ARCEL FINANCE LIMITED,
                                               as Issuer


                                             By:
                                                -------------------------------
                                                Name:
                                                Title:

                                             ARACRUZ TRADING S.A.,
                                               as Seller and as Servicer


                                             By:
                                                -------------------------------
                                                Name:
                                                Title:


                                             ARACRUZ CELULOSE S.A.,
                                               as Parent


                                             By:
                                                -------------------------------
                                                Name:
                                                Title:


                                             LASALLE BANK NATIONAL ASSOCIATION,
                                               as Collection Agent


                                             By:
                                                -------------------------------
                                                Name:
                                                Title:


                                             THE BANK OF NEW YORK,
                                               as Trustee, Registrar, Transfer
                                               Agent and Principal Paying
                                               Agent


                                             By:
                                                -------------------------------
                                                Name:
                                                Title:


                                             THE BANK OF NEW YORK,
                                             LONDON BRANCH,
                                               as London Paying Agent


                                             By:
                                                -------------------------------
                                                Name:
                                                Title:


                                   EXHIBIT A

                              SCHEDULE OF PAYMENTS

Payment Date            Principal          Interest        Debt Service      Payment Date              Payment Date
      May 1, 2002            $0.00      $3,532,222.22     $3,532,222.22       October 1, 2005         October 1, 2005 40
     June 1, 2002             0.00       1,246,666.67      1,246,666.67      November 1, 2005        November 1, 2005
     July 1, 2002             0.00       1,246,666.67      1,246,666.67      December 1, 2005        December 1, 2005
   August 1, 2002             0.00       1,246,666.67      1,246,666.67       January 1, 2006         January 1, 2006
September 1, 2002             0.00       1,246,666.67      1,246,666.67      February 1, 2006        February 1, 2006
  October 1, 2002             0.00       1,246,666.67      1,246,666.67         March 1, 2006           March 1, 2006
 November 1, 2002             0.00       1,246,666.67      1,246,666.67         April 1, 2006           April 1, 2006
 December 1, 2002             0.00       1,246,666.67      1,246,666.67           May 1, 2006             May 1, 2006
  January 1, 2003             0.00       1,246,666.67      1,246,666.67          June 1, 2006            June 1, 2006
 February 1, 2003             0.00       1,246,666.67      1,246,666.67          July 1, 2006            July 1, 2006
    March 1, 2003             0.00       1,246,666.67      1,246,666.67        August 1, 2006          August 1, 2006
    April 1, 2003             0.00       1,246,666.67      1,246,666.67     September 1, 2006       September 1, 2006
      May 1, 2003             0.00       1,246,666.67      1,246,666.67       October 1, 2006         October 1, 2006
     June 1, 2003             0.00       1,246,666.67      1,246,666.67      November 1, 2006        November 1, 2006
     July 1, 2003             0.00       1,246,666.67      1,246,666.67      December 1, 2006        December 1, 2006
   August 1, 2003             0.00       1,246,666.67      1,246,666.67       January 1, 2007         January 1, 2007
September 1, 2003             0.00       1,246,666.67      1,246,666.67      February 1, 2007        February 1, 2007
  October 1, 2003             0.00       1,246,666.67      1,246,666.67         March 1, 2007           March 1, 2007
 November 1, 2003             0.00       1,246,666.67      1,246,666.67         April 1, 2007           April 1, 2007
 December 1, 2003             0.00       1,246,666.67      1,246,666.67           May 1, 2007             May 1, 2007
  January 1, 2004             0.00       1,246,666.67      1,246,666.67          June 1, 2007            June 1, 2007
 February 1, 2004             0.00       1,246,666.67      1,246,666.67          July 1, 2007            July 1, 2007
    March 1, 2004     3,970,000.00       1,246,666.67      5,216,666.67        August 1, 2007          August 1, 2007
    April 1, 2004     4,170,000.00       1,226,869.60      5,396,869.60     September 1, 2007       September 1, 2007
      May 1, 2004     4,170,000.00       1,206,075.20      5,376,075.20       October 1, 2007         October 1, 2007
     June 1, 2004     4,170,000.00       1,185,280.80      5,355,280.80      November 1, 2007        November 1, 2007
     July 1, 2004     4,170,000.00       1,164,486.40      5,334,486.40      December 1, 2007        December 1, 2007
   August 1, 2004     4,170,000.00       1,143,692.00      5,313,692.00       January 1, 2008         January 1, 2008
September 1, 2004     4,170,000.00       1,122,897.60      5,292,897.60      February 1, 2008        February 1, 2008
  October 1, 2004     4,170,000.00       1,102,103.20      5,272,103.20         March 1, 2008           March 1, 2008
 November 1, 2004     4,170,000.00       1,081,308.80      5,251,308.80         April 1, 2008           April 1, 2008
 December 1, 2004     4,170,000.00       1,060,514.40      5,230,514.40           May 1, 2008             May 1, 2008
  January 1, 2005     4,170,000.00       1,039,720.00      5,209,720.00          June 1, 2008            June 1, 2008
 February 1, 2005     4,170,000.00       1,018,925.60      5,188,925.60          July 1, 2008            July 1, 2008
    March 1, 2005     4,170,000.00         998,131.20      5,168,131.20        August 1, 2008          August 1, 2008
    April 1, 2005     4,170,000.00         977,336.80      5,147,336.80     September 1, 2008       September 1, 2008
      May 1, 2005     4,170,000.00         956,542.40      5,126,542.40       October 1, 2008         October 1, 2008
     June 1, 2005     4,170,000.00         935,748.00      5,105,748.00      November 1, 2008        November 1, 2008
     July 1, 2005     4,170,000.00         914,953.60      5,084,953.60      December 1, 2008        December 1, 2008
   August 1, 2005     4,170,000.00         894,159.20      5,064,159.20       January 1, 2009         January 1, 2009
September 1, 2005     4,170,000.00         873,364.80      5,043,364.80      February 1, 2009        February 1, 2009






Principal              Interest           Debt Service
$4,170,000.00        $852,570.40        $5,022,570.
 4,170,000.00         831,776.00         5,001,776.00
 4,170,000.00         810,981.60         4,980,981.60
 4,170,000.00         790,187.20         4,960,187.20
 4,170,000.00         769,392.80         4,939,392.80
 4,170,000.00         748,598.40         4,918,598.40
 4,170,000.00         727,804.00         4,897,804.00
 4,170,000.00         707,009.60         4,877,009.60
 4,170,000.00         686,215.20         4,856,215.20
 4,170,000.00         665,420.80         4,835,420.80
 4,170,000.00         644,626.40         4,814,626.40
 4,170,000.00         623,832.00         4,793,832.00
 4,170,000.00         603,037.60         4,773,037.60
 4,170,000.00         582,243.20         4,752,243.20
 4,170,000.00         561,448.80         4,731,448.80
 4,170,000.00         540,654.40         4,710,654.40
 4,170,000.00         519,860.00         4,689,860.00
 4,170,000.00         499,065.60         4,669,065.60
 4,170,000.00         478,271.20         4,648,271.20
 4,170,000.00         457,476.80         4,627,476.80
 4,170,000.00         436,682.40         4,606,682.40
 4,170,000.00         415,888.00         4,585,888.00
 4,170,000.00         395,093.60         4,565,093.60
 4,170,000.00         374,299.20         4,544,299.20
 4,170,000.00         353,504.80         4,523,504.80
 4,170,000.00         332,710.40         4,502,710.40
 4,170,000.00         311,916.00         4,481,916.00
 4,170,000.00         291,121.60         4,461,121.60
 4,170,000.00         270,327.20         4,440,327.20
 4,170,000.00         249,532.80         4,419,532.80
 4,170,000.00         228,738.40         4,398,738.40
 4,170,000.00         207,944.00         4,377,944.00
 4,170,000.00         187,149.60         4,357,149.60
 4,170,000.00         166,355.20         4,336,355.20
 4,170,000.00         145,560.80         4,315,560.80
 4,170,000.00         124,766.40         4,294,766.40
 4,170,000.00         103,972.00         4,273,972.00
 4,170,000.00          83,177.60         4,253,177.60
 4,170,000.00          62,383.20         4,232,383.20
 4,170,000.00          41,588.80         4,211,588.80
 4,170,000.00          20,794.40         4,190,794.40




                                                                      SCHEDULE I
                      FORM OF RESTRICTED GLOBAL 2009 NOTE

                                                                     SCHEDULE II
                     FORM OF REGULATION S GLOBAL 2009 NOTE

                                                                    SCHEDULE III
                    FORM OF RESTRICTED DEFINITIVE 2009 NOTE


                                     III-1